EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                CONTACT:

Titanium Metals Corporation          John P. Monahan
1999 Broadway, Suite 4300            President--Global Service Center Operations
Denver, Colorado   80202             (303) 296-5616


                      TIMET ANNOUNCES THE INTRODUCTION OF

               ZIRCHEM(R) COMMERCIAL GRADE ZIRCONIUM MILL PRODUCTS

     DENVER, COLORADO . . . September 24, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE:TIE) announced today that it has entered into an agreement with CEZUS of Montreuil Juigne, France to cooperate in the production and sale of commercial grade zirconium mill products for the chemical processing industry and other non-nuclear applications. CEZUS will provide ZIRCHEM 702, zirconium sponge, melting and ingot conversion services to TIMET for subsequent mill product production by TIMET's manufacturing facilities.

         In order to be able to offer prompt delivery response to inquiries, the TIMET Service Center network will build a finished goods inventory of ZIRCHEM plate, sheet, bar, billet, pipe, fittings, and welded tubing, plus intermediate mill stock. TIMET's nine Service Centers are strategically located across the USA and Europe to offer timely response to inquiries or questions regarding ZIRCHEM 702 products and services, in addition to our full array of titanium products.

         TIMET's Henderson Technical Laboratory in Henderson, Nevada has teamed up with the CEZUS and TIMET Savoie laboratories in Ugine, France to address manufacturing and corrosion questions regarding ZIRCHEM 702 products. These laboratories have over 75 years of collective experience in addressing corrosion problems associated with harsh chemical environments and can offer suitable materials suggestions to address unique environmental problems. Their experience and know-how are valuable resources to customers in assessing solutions available via of a variety of TIMET produced materials and alloys.

         The long-standing quality reputations of both TIMET and CEZUS will assure our customers of quality products at a reasonable price and dependable deliveries. All products and components are manufactured in accordance with traditional industry specifications and standards such as ASTM and ASME.

         Titanium Metals Corporation, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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ZIRCHEM(R) is a registered trademark of CEZUS.